COMPARISON OF CHANGE IN VALUE OF $10,000
      INVESTMENT IN DREYFUS MIDCAP VALUE FUND
      AND THE RUSSELL MIDCAP INDEX

      EXHIBIT A:
      _____________________________________________
     |         |                  |                |
     |         |                  |    DREYFUS     |
     | PERIOD  |  RUSSELL MIDCAP  |  MIDCAP VALUE  |
     |         |      INDEX *     |      FUND      |
     |---------|------------------|----------------|
     | 9/29/95 |           10,000 |         10,000 |
     |11/30/95 |           10,263 |         10,256 |
     | 2/29/96 |           10,788 |         11,411 |
     | 5/31/96 |           11,425 |         13,146 |
     | 8/31/96 |           11,058 |         12,688 |
     |---------------------------------------------|


     *Source: Lipper Analytical Services, Inc.